                                                                     EXHIBIT 3.4

                             ARTICLES OF AMENDMENT                 FILED
                                     TO THE                2002 MAR-4  PM 12:13
                           ARTICLES OF INCORPORATION         SECRETARY OF STATE
                                       OF                   TALLAHASSEE, FLORIDA
                            WHITEHALL LIMITED, INC.


        The undersigned hereby certify that:

        A. RONALD MUSTARI is the President and JOANNE MUSTARI is the Secretary of WHITEHALL LIMITED, INC., a Florida Corporation, whose Articles of Incorporation were filed with the Department of State, State of Florida, on June 24, 1999.

        B. The Articles of Incorporation of the Corporation authorize Preferred Stock to be issued in series, and authorize the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares and designation of any such series.

        C. The Articles of Incorporation, as amended, provide that the initial series of Preferred Stock shall consist of Two Million Sixty One Thousand Nine Hundred Forty Six (2,061,946) shares designated "Series A Preferred Stock," all of which shares of Series A Preferred Stock have been issued and subsequently converted into Common Stock of the Corporation and none of which shares of Series A Preferred Stock are outstanding on the date hereof.

        D. The following Amendment to the Articles of Incorporation of the Corporation was unanimously adopted by the Unanimous Written Consent of the Board of Directors of the Corporation on February 15, 2002.

        E. In accordance with Article III of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation do hereby establish a second series of Preferred Stock as follows:

        1. Designation of Series. The second series of Preferred Stock of this Corporation shall be designated and known as Series B Preferred Stock.

        2. Number of Shares and Par Value. The total number of shares constituting the Series B Preferred Stock shall be Two Million Five Hundred Thousand (2,500,000) having a par value of $.10 per share.

        3. Dividends. The Series B Preferred Stock is entitled to receive, out of funds legally available therefor, when and as declared by the board of directors, dividends (except dividends payable solely in Common Stock of the Corporation) in the same amount per share as declared on the Common Stock, treating each share of Series B

Preferred Stock for this purpose as equal to the number of shares of Common Stock into which it is then convertible. No dividends (except dividends payable solely in Common Stock of the Corporation) shall be declared or paid on the Series B Preferred Stock or Common stock other than simultaneously on both classes pursuant to this provision.

     4.   Liquidation Rights.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such share for each share of Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

          (b) After payment to the holders of the Series B Preferred Stock of the amounts set forth in Section 4(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

          (c) For purposes of this Section 4, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) the sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section 4(d) below) the amounts specified in Sections 4(a) and 4(b) above.

          (d) Whenever the distribution provided for in this Section 4 shall be payable in securities or properties other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     5. Voting Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series B Preferred Stock shall (i) be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock could then be converted, (ii) have voting rights and powers equal to the voting rights and powers of the Common Stick, (iii) vote together with the Common Stock as a single class and (iv) be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights that might otherwise arise were it not for this sentence (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being founded upward).

     6. Conversion of Series B Preferred Stock. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into three (3) fully paid and nonassessable shares of Common Stock.

          Upon conversion, all declared and unpaid dividends on the Series B Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined in good faith by the Board of Directors of the Corporation.

          (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock upon the earlier of (i) August 15, 2003, or (ii) the receipt by the Corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of the holders of more than a majority of the then outstanding shares of Series B Preferred Stock in favor of the conversion of all the share of Series B Preferred Stock.

          (c) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into share of Common Stock and to receive certificate therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall have give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 6(b), the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificate evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, or in the case of automatic conversion on the earlier of August 15, 2003 or the effective date of shareholder approval, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (d)(1) Adjustments. The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                (i) Adjustments for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the date on which a share of Series B Preferred Stock is issued shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reverse stock split, reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock which the holders of Series B Preferred Stock would have been entitled to receive upon conversion immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                (ii) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(d)1(i) above or a merger or other reorganization referred to in
Section 4(c) above), the number of shares of Common Stock which the holders of Series B Preferred Stock would have been entitled to receive upon conversion immediately prior to such change shall, concurrently with the effectiveness of such reorganization or recapitalization, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that could have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

    (e) No impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

    (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock.

    7. Covenants. In addition to any other rights provided by law, so long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Preferred Stock:

        (a) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation if such action would materially and adversely alter or change the rights, preferences, privileges or restrictions of the Series B Preferred Stock; or

        (b) create any new class of shares that has rights, preferences or privileges superior to or on a parity with those of the Series B Preferred Stock.

    The undersigned President and Secretary of the Corporation have executed these Articles of Amendment this 15th day of February 2002.

                                          /s/ RONALD MUSTARI
                                          ------------------------------
                                          Ronald Mustari, President

                                          /s/ JOANNE MUSTARI
                                          ------------------------------
                                          Joanne Mustari, Secretary